United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

August 29, 2017

Date of Report

Q2EARTH, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-55148	20-1602779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Royal Palm Way, #100

Palm Beach, FL 33480

(Address of Principal Executive Offices)

(561) 693-1423

(Registrant’s Telephone Number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2017, Q2Earth Inc. (the “Company” or “Q2”) signed a definitive Membership Purchase Agreement (the “Purchase Agreement”) with Environmental Turnkey Solutions LLC (“ETS”) of Naples, Florida, and its three members to acquire 100% of the membership interests of ETS, and all subsidiaries wholly-owned by ETS.

ETS is a compost and soil manufacturing company founded in 2011 that operates in an area from the Florida Keys to Sarasota, Florida. ETS is currently generating approximately $7.5 million revenue and $1.7 million EBITDA on an annualized basis, not including forecasted growth from recently signed contracts and a facility acquisition that could substantially increase their operating revenue and earnings over the following 12 months. The company’s assets include land and improvements, equipment, proprietary know-how and tradenames, long-term contracts and extensive customer lists. ETS’ principals have collectively over 90 years experience in waste management, organics recycling, compost manufacturing, and logistics. ETS’ CEO, Anthony Cialone, will become Executive Vice President of Q2 upon closing, under a two-year agreement with renewal options.

Consideration under the Purchase Agreement includes $2.5 million cash subject to adjustment based on net accounts receivable at closing, $3.5 million in sellers’ notes which are payable to the sellers within nine months of closing, and $4.5 million in Q2 common stock valued at $0.15 per share, which is at or above current market prices. ETS also has a $1.5 million earnout payable in common stock if ETS achieves greater than $2.5 million in annual run rate adjusted EBITDA over a six-month period within 12 months after closing. Approximately $725,000 of the purchase price will be held in escrow to assure performance under certain representations and warranties in the Purchase Agreement, in addition to other indemnification obligations of the sellers. Q2 will assume approximately $2.5 million in commercial equipment loans and $1.5 million in a real property loan.

Closing is conditioned on delivery of the purchase price to the sellers, signing of two-year Employment Agreements and 18-month stock Lock-Up Agreements with two of ETS’ principals, completion of ETS’ two-year audited financial statements and June 30 financial GAAP review, consents from ETS’ lenders and landlord to the change in control, and Q2 securing financing required to close the transaction.

The Purchase Agreement contains standard representations and warranties from both parties, as well as pre-closing covenants including three-year non-compete agreements with all the principals. Indemnification is subject to a $100,000 basket and a $2.4 million cap, except for certain specified indemnities. There were no brokers involved with the transaction.

The parties anticipate closing the Purchase Agreement in the fourth quarter of 2017. Q2 has the right to extend the termination date for closing into January 2018 with additional payments, if required.

The summary description of the Purchase Agreement contained herein is qualified in its entirety by the Membership Purchase Agreement filed as Exhibit 10.01 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits.

10.01	Membership Purchase Agreement, dated August 29, 2017

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2EARTH INC.

Date: August 29, 2017	By:	/s/ Christopher Nelson
Christopher Nelson
President and General Counsel